Exhibit (c)(2)

Danfoss Discussion Materials Strictly Private and Confidential November 26th, 2012 Citi Corporate and Investment Banking Draft

Table of Contents 1. Executive Summary 1 2. Process Considerations 8 3. Valuation Considerations 22 Appendix A. Citi Qualifications & Team 34 B. Sauer-Danfoss Board of Directors 37 C. Select Case Studies 38 D. Additional SEC Reporting Considerations 53 E. Valuation Back-Up 55

1. Executive Summary

 ’s Dedicated Danfoss Team Mikkel Gronlykke Managing Director +45 (0) 3363-8310 mikkel.gronlykke@citi.com Sorine Bruun Vice President +45 (0) 3363-8316 sorine.bruun@citi.com Denmark Banking Francis Tucci Managing Director 212-816-3493 francis.tucci@citi.com Stephan Reinhard Associate 212-816-5095 stephan.reinhard@citi.com U.S. Industrials Investment Banking Nathan Eldridge Managing Director 212-816-0868 nathan.eldridge@citi.com Eish Dhillon Vice President 212-816-3150 eish.dhillon@citi.com Nathan Dau Associate 212-816-4937 nathan.dau@citi.com Mergers & Acquisitions Dimitrios Georgiou Managing Director +44 (20) 7986-8489 dimitrios.georgiou@citi.com Peter Sjontoft Vice President +44 (20) 7986-7587 peter.sjontoft@citi.com Jacobo Lopez Associate +44 (20) 7986-7800 jacobo.lopez@citi.com EMEA Industrials Investment Banking Senior Management James Bardrick Managing Director Co-Head of EMEA Corporate & Investment Banking +44 (20) 7986-6943 james.bardrick@citi.com James Heathcote Managing Director 212-723-7452 james.heathcote@citi.com Corporate Equity Derivatives Carsten Stendevad Managing Director Global Head of Financial Strategy Group +1 (212) 816-0647 carsten.stendevad@citi.com Draft 1 Executive Summary

Longstanding and ongoing commitment to Danfoss Relationship dating back to 1995 and spans over 30 countries Citi a major lender to Danfoss globally Ongoing strategic dialogue with senior team Leading Global M&A Advisor with Local Presence and Significant Cross Border Experience Citi consistently ranked among top global M&A advisors – #3 in the last twelve months Unique global platform a key differentiator and allows Citi to advise on complex, cross border transactions Advised on a significant number of cross-border acquisitions of U.S. public companies In country pressence and local transaction experience Extensive Experience in Diversified Industrials Experienced, genuinely global diversified Industrials team Proven track record of unlocking complex situations in a disciplined fashion – such as Baldor, Wavin and Lafarge Leading North American diversified industrials M&A advisor – #2 in 2012 Established Track Record in Going-Private / Special Committee Situations Citi has been involved in 45 such transactions in recent years, including several similar go-private transactions Citi has extensive experience advising both acquirors and Special Committees in going-private situations Citi team is currently advising Jason Jiang (Chairman, CEO) and a consortium of private equity backers on a take-private of Focus Media Holding Limited Execution team with extensive knowledge and understanding of issues involved in Special Committee situations Why Citi? When considering the appointment of an advisor, Danfoss should select the investment bank that is best positioned to provide it with valuable insight and clear guidance in order to achieve a successful outcome. 2 Executive Summary

Five Year Stock Price Performance

Draft

Sauer-Danfoss' stock price has climbed 60% since November 2007.

S-D Valuation	
Share Price	$39.54
52-Week High (2/21/12)	56.10
52-Week Low (11/25/11)	31.77
Basic Shares	48.457
Market Cap	**$1,916**
TSM Shares	0.064
Diluted Shares Out	48.521
Equity Value	**$1,919**
Plus: Debt	179
Plus: Minority Interest	102
Less: Cash	(422)
Firm Value	**$1,778**
LTM EBITDA	**$396**
FV / LTM EBITDA	4.5x
FV / 2013E EBITDA	5.0
Total Debt / LTM EBITDA	0.5



$60.00
45.00
30.00
15.00
0.00
3,200.0
2,400.0
1,600.0
800.0
0.0
Nov-07
Nov-08
Nov-09
Nov-10
Nov-11
Nov-12
Volume
S-D
07/31/08: Announced Q2 earnings of $0.47 per share.
07/31/08: Announced Q3 earnings of $0.22 per share.
12/21/09: Danfoss announces intention to launch tender offer. Offer Price: $10.10.
02/8/10: Offer price for tender offer increased to $12.75.
03/08/10: Offer price for tender offer increased to $13.25.
04/9/10: Offer price for tender offer increased to $14.00
4/29/10: Tender Offer expires. Final offer price: $14.00.
11/03/10: Announced net sales increased by 56% over a year earlier and Q3 earnings of $0.66 per share.
03/02/11: Announced Q4 earnings of $0.89 per share in its best quarter ever.
08/03/11: Announced Q2 earnings of $1.54 per share. Raised FY earnings guidance to $4.25-$5.00 per share.
03/01/12: Announced FY12 projections of 0-10% sales growth and $4.00 - $5.00 EPS.
08/1/12: Lowered FY guidance to $3.50 - $4.25 per share.
10/25/12: Reported Q3 earnings of $0.84 per share.

Source: Factset. Market data as of 11/24/12.

3 Executive Summary

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Previous Take Private Overview Forecast Revisions Throughout the previous process Management continued to revise their projections, which further complicated the tender / negotiation process Valuation The requested value at the end of the process was in line with previous valuation multiples, however, based on significantly increased revised forecast The economic environment improved throughout the last process which resulted in valuation challenges 4 Executive Summary Offer Date 22-Dec-09 8-Feb-10 9-Mar-10 9-Apr-10 Requested Offer Value $10.10 $12.75 $13.25 $14.00 $21.50 Unaffected Premium ($8.44) 19.7% 51.1% 57.0% 65.9% 154.7% Valuation Multiples (Forecast Used) Jan-10 Jan-10 Feb-10 Feb-10 Apr-10 FV / 2010E EBITDA 8.6x 9.7x 7.6x 7.9x 7.8x FV / 2011E EBITDA 7.2x 8.0x 7.0x 7.3x 7.3x ETN 13,773.5 13,465.1 14,771.2 16,178.2 16,010.6 Comp Multiples PH 10,811.9 10,827.4 11,979.1 12,823.4 13,227.6 Eaton 2010E FV / EBITDA 9.6x 8.8x 9.5x 8.8x 8.8x Eaton 2011E FV / EBITDA 7.9x 7.4x 8.0x 7.7x 7.7x 0.0x Parker 2010E FV / EBITDA 11.3x 9.6x 9.3x 8.2x 8.2x Parker 2011E FV / EBITDA 8.8x 7.9x 7.7x 8.0x 8.0x Initial Forecast (Jan 2010) Revised Forecast (Feb 2010) Revised Forecast (April 2010) 2009 2010 2011 2009 2010 2011 2009 2010 2011 Sales $1,159 $1,250 $1,373 $1,159 $1,340 $1,434 $1,159 $1,400 $1,470 % Growth 7.9% 9.8% 15.6% 7.0% 20.8% 5.0% EBITDA ($26) $122 $147 ($26) $159 $172 ($26) $206 $220 % Margin 9.7% 10.7% 11.9% 12.0% 14.7% 14.9%

Relative Stock Price Performance Sauer-Danfoss has outperformed its peer group and the S&P 500 since the 2010 Tender Offer expired. 143% 19% 18% Source: Factset. Market data as of 11/24/12. Note: Peer Index includes SNHY, ETN, PH, CAT, CNH, KOM, CMI, TWIN, TWI, BDK, ALSN, Kayaba, Nabtesco, Nidec, Kaishan . Share Price Performance (May 2010 – November 2012) 5 Executive Summary 50 120 190 260 330 400% May-10 Dec-10 Aug-11 Mar-12 Nov-12 S-D Peer Index S&P 500 Stock Price Movement S-D Peers S&P 6 Months (5.9%) (3.5%) 6.4% 1 Year 29.7 (1.5) 19.6 Since TO Expiration 143.3 18.4 18.7

Historical Sauer Danfoss LTM EBITDA Trading Levels Sauer-Danfoss has consistently traded at a discount to its peers due in part to limited liquidity and coverage of the company. 6.9x 4.5x Source: Factset. Market data as of 11/24/12. Note: Peer Index includes SNHY, ETN, KOM, CMI, TWIN, TWI, Kayaba, Nabtesco, Nidec. Difference between Peer Index and S-D multiples not included for periods of high volatility. 6 Executive Summary (1.0) 7.0 15.0 23.0 31.0 Nov-07 Nov-08 Nov-09 Nov-10 Nov-11 Nov-12 Peer Index - S-D S-D Peer Index Historical Median S-D Peer Index 1 Year 4.6x 6.7x 3 Year 5.2 10.1 Total 5.6 8.8

Sauer-Danfoss Business Performance Update While Sauer-Danfoss has recovered from its cyclical lows during the previous Tender Offer, there has been softness in the last several quarters as growth in China slows dramatically. ($ in millions) Quarterly Revenue Quarterly EBITDA (% Margin) 2012 Revenue Guidance(1) Source: Company filings. (1): Reflects midpoint of guidance. Backlog as of 30th September 2012: $868m 2009: $1,159 2010: $1,641 2011: $2,057 2012 Q3 LTM: $1,951 2009: $(17) 2010: $349 2011: $458 2012 Q3 LTM: $403 2012 Earnings Guidance(1) 7 Executive Summary $2,160 $2,160 $1,903 $1,903 Q4 2011 Q1 2012 Q2 2012 Q3 2012 $26 ($12) ($18) ($13) $72 $95 $87 $95 $143 $140 $106 $69 $135 $118 $82 8% 19% 22% 22% 22% 25% 25% 22% 15% 23% 23% 20% (4%) (7%) (5%) Q1 09 Q2 09 Q3 09 Q4 09 Q1 10 Q2 10 Q3 10 Q4 10 Q1 11 Q2 11 Q3 11 Q4 11 Q1 12 Q2 12 Q3 12 $4.50 $4.50 $3.88 $3.75 Q4 2011 Q1 2012 Q2 2012 Q3 2012 $350 $277 $253 $279 $387 $432 $393 $429 $565 $563 $483 $446 $574 $519 $411 Q1 09 Q2 09 Q3 09 Q4 09 Q1 10 Q2 10 Q3 10 Q4 10 Q1 11 Q2 11 Q3 11 Q4 11 Q1 12 Q2 12 Q3 12

2. Process Considerations

Key Considerations Given lessons learned from the previous process and other comparable transactions there are several key considerations that Danfoss must evaluate in order to determine the optimal path forward in connection with Sauer-Danfoss. Going-private transactions of this nature are typically executed either through a one-step merger or a tender offer Acquirors seek to structure a transaction in a manner that enhances judicial deference if any, so process is key: Structure can either: Shift burden of proof to plaintiffs under “entire fairness” review Afford directors benefit of business judgment rule Burden of proof for entire fairness review may be shifted by either fully functioning Special Committee (“SC”) or “majority of minority” approval Standard of review may be moved to more deferential business judgment standard by combination of Special Committee review and non-waivable majority of minority May be accomplished through merger or tender offer Transaction could alternatively be structured as a unilateral tender offer, with a 90% tender condition, and likely to obtain more deferential business review Unlike in many European jurisdictions, in Delaware a parent can squeeze-out the minority without 90% ownership Regardless of the execution path chosen, a SC of independent directors from the Board will be formed Will retain legal and financial advisors A “fully empowered” SC will have the authority to consider and pursue alternatives and put in place defensive mechanisms All negotiation will be conducted by and with the SC Transaction Structure Special Committee 8 Process Considerations

Key Considerations (cont’d) Information received by Danfoss-affiliated members of the Board should not be used in evaluating the target in their capacity as Sauer-Danfoss (“S-D”) directors SC will determine if and when Danfoss will be granted access to any confidential information With 13D on file, disclosure requirement will be carefully scrutinized Any proposal to S-D will likely trigger requirement to revise 13D filing Also potential that the SC makes an approach or offer public SC may demand disclosure of confidential information used in preparing the offer that S-D did not have access to (e.g., synergies), including info prepared by Danfoss All the investment banker presentations likely to be filed with SEC under Rule 13e-3 Evaluate current shareholders and determine if there any shareholders who have a history of activism or challenging merger transactions Difficult to prevent activist shareholders from moving into the stock following announcement Requires pre-planned well-defined approach to dealing with hedge funds Need to evaluate a going-private transaction in the context of alternatively acquiring additional shares Acquisition of shares executed at low / no premium and permits tax consolidation Going-private transaction provides synergies and fewer complications related to running standalone public entity Disclosure Considerations Acquisition of Shares Confidential Information Shareholder Considerations 9 Process Considerations

Key Considerations (cont’d) Important to state that Danfoss is only a buyer, not a seller Limits effectiveness and need for market check Potential buyers unlikely to invest significant time and money if transaction can’t be consummated SC and its advisors will evaluate any proposal using the standard valuation methodologies (e.g., comps, LBO, DCF) In addition, they will focus on minority squeeze-out premiums Despite this transaction not being a change-of-control, based on precedents, it may require a meaningful premium to gain the support of the SC Financing the transaction only results in minimal leverage at Danfoss (PF Debt / EBITDA of 1.1x) High cash generation by S-D should facilitate rapid deleveraging Need to determine when to formalize decision on taking S-D private versus acquiring shares If decision is made to pursue a going-private transaction with S-D, and such intention is shared at upcoming board meeting, S-D may choose not to release 2013 budget Alternatively, Danfoss could wait until early 2013 when S-D would normally release 2013 budget and all relevant news would be in the market prior to determining whether to proceed with a going-private transaction Timing Interlopers Pro Forma Danfoss Valuation 10 Process Considerations

Potential Share Acquisition Alternatives Although Danfoss has been exploring an acquisition of additional shares, we believe that exploring an acquisition of the full company should also be considered. Acquisition of Additional Shares Going-Private Transaction Description Prepaid share purchase of 3mm shares Danfoss receives the shares up front Citi settles the contract after 2 – 6 months Danfoss initiates a process to acquire all of the outstanding minority shares Tender or merger transaction structure Benefits Able to immediately tax consolidate Sauer Danfoss (80% ownership or higher) Significant savings Able to acquire stock at minimal or no premium Discount VWAP over the period of the sale (2 – 6 months) Can set maximum purchase price (knock out) Synergies between the two companies Eliminate public company costs S-D can leverage Danfoss’ global reach Savings across a number of functions (e.g., accounting / finance) Eliminates overhang on S-D as a result of limited float Alternative timing Good relations with management / Board Sauer in attractive financial position to execute transaction Drawbacks / Risks Once executed, may limit the ability to acquire remainder of minority for an extended period of time Other than tax related, no other material synergies Continue to have to manage arms length relationships between the two companies Continue to incur public company reporting costs Likely to require material premium Complex process, potentially requiring negotiation with independent SC 11 Process Considerations

Alternative Transaction Structures The choice of an optimal transaction execution alternative will likely be influenced by our perspectives on the receptivity of the SC to a Danfoss proposal. Negotiated Merger or Tender Unilateral Tender Description Approach Board and negotiate a merger agreement Launch tender offer directly to shareholders Subject to 90% minimum condition (waivable) Potentially subject to majority of minority approval Special Committee Role Board must establish SC to evaluate proposal SC negotiates price and terms Has bargaining power and ability to reject transaction SC not required to negotiate, but generally will opine on the proposed offer Formal legal obligation limited to providing recommendation to shareholders Legal Framework Recent rulings have suggested a unified framework With a majority of the minority and SC support, it is possible to get business judgment review (shifts burden of proof to a challenging shareholder) Non-coercive tender requires a number of procedural protections Benefits SC can grant access to due diligence Have support of Board prior to approaching shareholders Afforded certain protections through merger agreement Recent rulings have suggested can also avoid entire fairness standard if transaction (tender or merger) premised on non- Waivable majority of minority approval and has SC recommendation Faster potential execution timetable Flexibility to negotiate with SC is maintained 12 Process Considerations

Alternative Transaction Structures (cont’d) Negotiated Merger or Tender Unilateral Tender Risks SC afforded significant negotiating power May be granted power to adopt shareholder rights plan as defensive measure; but unlikely absent threatening action by Danfoss Timetable may be extended Affords minority shareholders blocking rights Subject to 90% minimum condition (waivable) No access to customary due diligence PR risks / potential viewed as hostile Litigation Risk If approved by SC and subject to majority of the minority, likely governed by relatively favorable business judgment rule Litigation risk remains, but is reduced If approved by SC and subject to majority of the minority, likely governed by relatively favorable business judgment rule Litigation risk remains, but is reduced Timing 4 – 5 months 2 – 3 months 13 Process Considerations

Burden of Entire Fairness / Business Judgment / Execution Since S-D is a Delaware corporation, a squeeze-out is traditionally subject to entire fairness review To satisfy entire fairness review, the process must show that the transaction was the product of both fair dealing (process) and fair price (value of consideration) Recent Delaware Chancery decisions have sought to create “unified standard,” enabling application of more deferential business judgment rule While case law appears to be evolving on the matter, recent rulings appear to indicate both a merger and a tender could be subject to the more deferential business judgment rule if key procedural protections are in place. Transaction risk is created though. Board must create an independent SC to negotiate and execute an arms-length transaction SC must be fully empowered Shareholder approval can be carried solely by vote of Danfoss Structure will shift burden of proof on entire fairness to plaintiff shareholders A merger or tender may be able to avoid the entire fairness standard if the following conditions are met: Subject to a non-waivable majority of the minority tender condition Fully functioning SC empowered to negotiate with Danfoss Generally more deferential business judgment rule then should apply Puts transaction at risk of “hold-up” by activist shareholder (individually or group) Negotiated Merger or Tender with only Special Committee Approval Tender or Negotiated Merger with Majority of Minority Approval Unilateral Tender A tender offer is considered non-coercive and the entire fairness standard does not apply if the following conditions are met: Subject to a 90% tender condition (waivable) The controlling shareholder promises to consummate a prompt short-form merger at the same price if it obtains more than 90% of the shares Controlling shareholder has made no retributive threats Independent directors have free reign and adequate time to react to the tender offer Could include putting shareholder rights plan in place Lower burden on SC as they are not responsible for negotiating proposal More deferential business judgment rule should then apply Exposes bidder to “hold-up” risk 14 Process Considerations

Historical Breakdown of Minority Squeeze-Out Approaches Negotiated versus Unilateral Approaches Average 1-Day Premium for Negotiated Merger and Tender Offer Approaches Both negotiated mergers and tender offer approaches have been used in the past for all-cash transactions. Source: Securities Data Corporation. Note: Includes all completed cash deals where target was a public U.S. company with transaction value greater than $100M Jan. 1, 1999 – Nov. 19, 2012. Negotiated deals with Majority of Minority Condition 15 Process Considerations No Majority of Minority Condition 44% Majority of Minority Condition 56% 41.9% 42.4% 42.0% 34.3% 41.9% 35.1% Negotiated (30) Unilateral (8) Combined (38) Mean Median Unilateral (8) 21% Negotiated (30) 79%

Role of Special Committee In almost all transactions, the Target’s Board of Directors will form a Special Committee to review the transaction The SC almost always consists entirely of independent directors The role of the SC will differ depending on whether the Danfoss chooses to proceed in a negotiated or unilateral manner The Special Committee of Sauer-Danfoss will likely play a critical role in the review and negotiation of any proposed transaction. Negotiated Merger or Tender Unilateral Tender Formation / Composition Formed after Parent formulates initial proposal Independent directors only No affiliation with Parent If formed, established once offer disclosed Independent directors only No affiliation with Parent Authority / Power Empowered to say “No” to offer Empowered to negotiate price and deal terms Engage advisors (e.g., bankers, lawyers) Negotiate with Danfoss Seek to promote and protect the interests of minority shareholders Limited because Danfoss soliciting minority shareholders directly Likely to engage advisors to review offer Recommendation Usually required in order for transaction to proceed If negative recommendation, must launch a tender in order to proceed Make formal recommendation to minority shareholders Subject to SEC rules 14d-9 and 14e-2 16 Process Considerations

Parameters Considered by Special Committee Among the issues which the SC and its Financial Advisor will review are the specific terms and conditions of the offer relative to specific quantitative and qualitative measures. Determination of Fairness In valuing S-D, may employ a number of analytic processes which include, but are not limited to the following: Discounted cash flow analysis Comparable publicly traded companies analysis Comparable precedent transactions analysis Potential returns to the new investors or other potential investors (LBO / MBO analysis) Premia analysis Potential future share price analysis Items to Review and Consider In performing valuation analysis, the following factors are among a number of issues which maybe considered: Company’s historical performance and operating metrics Company’s projected financial performance Trends in the industry, reasons for any changes and outlook for the future Other strategic alternatives (which are extremely limited in this case) Shareholder Issues Relating to Valuation Premium expectations relative to the current and unaffected stock price Shareholder cost basis Shareholder dynamics/actions upon the announced transaction 17 Process Considerations

Execution Roadmap Negotiated Transaction (~26 weeks) Conduct preliminary desktop due diligence / valuation, prepare initial Proposal for the Board Approach the Board with Proposal Update 13D filing to reflect intentions Board establishes SC, which evaluates the Proposal SC hires advisors (legal / financial) to evaluate offer Receive access to non-public information, conduct expedited public company due diligence Negotiate price / terms with the SC Draft Merger Agreement Finalize Merger Agreement with the SC SC Indicates its support of the terms of the Merger Agreement / Board authorizes signing Sign Merger Agreement Announce Transaction Draft and file Proxy Materials Launch any required regulatory approval processes Definitive Proxy Statement mailed to shareholders Shareholder Vote Close transaction Unilateral Tender Offer (~6-13 weeks) Conduct preliminary desktop due diligence / valuation Announce intention to launch Tender Offer through press release Update 13D filing to reflect intentions Board establishes SC, which evaluates the Tender Offer SC hires advisors (legal / financial) to evaluate offer Launch Tender Offer by distributing Offer to Purchase Commence any required regulatory approval processes Enter into discussions with SC to demonstrate “fairness” of Tender Offer terms Discussions could also precede formal launch of Tender Offer SC opines on its support of the Tender Offer on Schedule 14D-9 Consider extending the Tender Offer Increase offer (“bump”) if 90% threshold not met or lack of SC support Achieve 90% threshold Effectuate short-form merger to close the transaction Assuming appropriate regulatory approvals obtained 18 Process Considerations

Special Committee formed/Negotiate 4–8 Weeks Illustrative Process Timeline As evidenced by the previous process, much of the timeline will be dictated by Management, the SC and Shareholders receptivity to the offer. Negotiated Transaction Unilateral Tender December 1st Week 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 13 Weeks 20 Weeks 26 Weeks If 90% Threshold Met, Parent Completes Merger If Not, Long-form Merger Required Adding up to 8 Weeks Prepare Offer/ Approach Board/ Update 13D (2-4 Weeks) Board Meetings/ Execute Merger Agreement Issue Press Release File 8-K Complete Proxy Statement (2 Weeks) File Proxy and Receive Comments (6–8 Weeks) Definitive Proxy Statement Mailed to Shareholders (4 Weeks) Shareholder Vote Prepare/ Announce TO/ Update 13D/ Launch TO (4 Weeks) Target Must Respond 14D-9 Tender Continues to Remain Open Tender Extended If Necessary (4 Weeks) January 1 January 16 January 20 February 28 US / Dutch Holidays December 25 20 Business Days If 90% Threshold Met, Parent Completes Merger If Not, Long-form Merger Required Adding up to 8 Weeks Launch Tender and Close Tender Offer Merger Launch Tender and Close (4-10 weeks) 19 Process Considerations

Lessons Learned from 2010 Tender Offer Process

Draft

	Previous Issue	Potential Mitigant
Consider Friendly Approach to Company / SC	• Due to concern around legal risk, Danfoss initiated the process by launching a unilateral tender offer • Management and the SC seemed to be constantly playing "catch up"	• Consider a more friendly approach to the Board to allow both parties to work together to determine fair price – Indicates willingness to negotiate and provides adequate time to prepare for the process
Ensure Adequate Time Prior to Launching Tender Process	• S-D management hadn't gone through the exercise of preparing financial forecasts • Management quickly created forecasts and revised their projections several times	• Management should be more experienced developing their financial forecast – Financial results have stabilized
Manage Value Expectations	• Initial proposal was for a ~20% premium, even though S-D was at a cyclical low and share price had declined • As financial results normalized S-D outperformed expectations • Danfoss unwilling to put a significant premium on the revised forecast	• More normalized financial environment should decrease likelihood of significant outperformance • Valuing S-D appropriately is important – Need to carefully evaluate management projections and understand how those projections might evolve • Consider a higher initial premium – Should expect to increase price ("bump") to obtain SC support but there is potential for a smaller bump if initial bid is higher
Merger Arbitrageurs Can Significantly Complicate Negotiations	• Mason Capital acquired a significant stake in S-D after the tender was announced • As an activist shareholder, Mason Capital publically pushed for a higher valuation – Created significant disruption	• Monitor shareholders closely throughout the process • Develop a response plan ahead of time – Consider proactively approaching certain hedge funds and try to mitigate public statements • Consider not including majority of the minority condition to limit influence of hedge funds
Managing Confidential Information	• Danfoss Board members had access to confidential information – However it was appropriately disclosed and litigation costs were minimal • Launching the tender process up front mitigated the amount of confidential information Danfoss had access to	• In a negotiated process it is important to manage both information received and information developed that informs the bid – SC can request confidential information used by Danfoss to develop the offer (e.g., synergies) • A number of internal processes are in place to manage confidential information disclosure

20 Process Considerations

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 ’s Role in the Process Prepare valuation materials and evaluate bid tactics Review various alternatives and determine optimal approach strategy Prepare any materials required for internal approvals in connection with transaction Prepare Board approach letter Preparation Provide Valuation Perspectives Strategic and Tactical Advice Valuation Analysis Public market valuation Comparable company analysis Discounted cash flow analysis Premiums paid analysis View on opening bid and ultimate price required for success Manage interactions and assist in negotiations with the SC and its advisors Advise Danfoss on SC’s potential responses / reactions Advise on process and tactical matters including bid tactics Citi will work closely with Cleary throughout the process, assisting Danfoss at each of the critical steps. Process Assistance Manage the diligence process Undertake a thorough review of S-D and its outlook Assist in drafting key documents (i.e., proxy and tender materials) Shareholder communications and monitoring Work with Information Agent / Proxy Solicitor to gain shareholder approval 21 Process Considerations

3. Valuation Considerations

Summary Financial Projections Revenue EBITDA (% margin) EBIT (% margin) Free Cash Flow (1) ($ in millions) 2009-2015 CAGR: 12.1% 2010-2015 CAGR: (2.3%) Source: Company filings, Company estimates, FactSet. (1) Defined as EBITDA minus Capex and change in net working capital. 22 Valuation Considerations $1,159 $1,641 $2,057 $1,939 $1,996 $2,154 $2,306 0 800 1,600 $2,400 2009A 2010A 2011A 2012E 2013E 2014E 2015E ($26) $349 $457 $360 $356 $390 $416 (2.2%) 18.6% 17.9% 18.1% 18.0% 21.2% 22.2% (250) 0 250 $500 2009A 2010A 2011A 2012E 2013E 2014E 2015E ($143) $251 $369 $267 $264 $294 $322 13.8% 13.2% 13.6% 14.0% (12.4%) 18.0% 15.3% (250) 0 250 $500 2009A 2010A 2011A 2012E 2013E 2014E 2015E ($234) $328 $403 $320 $182 $279 $293 (300) 0 300 $600 2009A 2010A 2011A 2012E 2013E 2014E 2015E

Peer Revenue Performance – % Growth (2011A-2012E % Growth / 2012E-2013E % Growth) 2012E Median: (0.7%) Source: Factset, Wall St. research, Company estimates. ’11A-’12E ’12E-’13E Tier 1 DI Equipment OEM Components Manufacturers Tier 1 DI Equipment OEM Components Manufacturers Peer EPS Performance – % Growth (2011A-2012E % Growth / 2012E-2013E % Growth) ’11A-’12E ’12E-’13E 2012E Median: (3.6%) Kaishan Kaishan Operating Benchmarks 23 Valuation Considerations (14.3%) (3.6%) 5.3% (12.9%) 24.5% 17.1% (10.7%) 26.5% 9.4% 1.5% (11.9%) (12.5%) (40.3%) (40.3%) (10.6%) (1.4%) 5.9% 13.3% (4.1%) 3.7% 4.6% 24.0% 10.9% 29.6% 7.8% 12.6% (44.8%) 30.6% (2.1%) 21.2% NM NM SHS SNHY ETN PH CAT CNH KOM Nidec BKN Kaishan CMI Nabtesco TWIN Kayaba (5.7%) (0.8%) (0.6%) (1.4%) 8.8% (0.1%) (2.0%) 24.2% 8.9% 6.6% 1.3% (2.7%) (3.1%) (5.0%) (5.4%) (19.2%) 2.9% 0.7% 4.4% 4.4% 0.7% 2.2% 1.8% 26.2% 26.8% 9.0% 6.6% 7.9% (0.1%) 5.9% 3.7% 6.9% SHS SNHY ETN PH CAT CNH KOM TWI Kaishan Nidec BKN Kayaba ALSN Nabtesco CMI TWIN

Peer Operating Margin (2012E EBIT Margin / 2013E EBIT Margin) 2012E Median:12.3% Source: Factset, Wall St. research, Company estimates. Market data as of 11/24/12. Tier 1 DI Equipment OEM Components Manufacturers S-D Historical Operating Margin (Quarterly EBIT Margin) 14.8% Kaishan Operating Benchmarks (cont’d) 24 Valuation Considerations 13.8% 26.6% 12.4% 11.2% 13.7% 13.0% 8.5% 22.5% 20.7% 13.2% 12.2% 12.3% 11.2% 10.9% 13.2% 26.4% 12.3% 11.7% 13.3% 13.4% 8.8% 24.0% 20.8% 13.4% 13.1% 12.4% 11.7% 10.9% NA 9.5% 4.8% NA SHS SNHY PH ETN CAT KOM CNH ALSN Kaishan CMI BKN Nidec Nabtesco TWI TWIN Kayaba 2012E EBIT Margin 2013E EBIT Margin (22) (11) 0 11 22% Nov-07 Feb-09 May-10 Aug-11 Nov-12

Preliminary Sauer-Danfoss Valuation Overview Methodology Implied Price per Share Comments 52-Week High-Low(1) High established Feb. 21, 2012 Low established Nov. 25, 2011 Shareholder Cost Basis Cost basis for the top 20 institutional shareholders Weighted average cost basis of $31.73 Comparable Companies FV / 2013E EBITDA 5.0 – 6.5x 2013E EBITDA Precedent Squeeze-Outs Range of 25% to 45% 1 day premium to unaffected stock price Based on minority squeeze-out transactions over 01/01/99 – 11/19/12 with: Publicly traded U.S. target Transaction value greater than $100M At least 51% stake at announcement, 100% stake after All cash consideration Discounted Cash Flow WACC of 7.5 – 9.5% Terminal EBITDA Multiple of 5.0 – 7.0x 3 5 Current Price: $39.54 Source: Company financials, management estimates. Intraday high-low. Individual shareholder’s cost basis calculated based on weighted average accounting method. 4 2 1 (2) Average Cost Basis: $31.73 25 Valuation Considerations $31.77 $18.06 $39.50 $49.50 $43.50 $56.10 $46.64 $50.50 $57.25 $59.50 $10.00

Sauer-Danfoss Multiples Analysis at Various Prices Source: Company filings, management projections. Note: LTM 2012 figures as of 3Q2012 and are from company filings. Prices as of 11/23/2012. Intraday high-low. Minority interest ownership of 24.4% (1) (3) (2) (2) 26 Valuation Considerations Current Price Purchase Price Parker-Hannifin ($ in mm) $39.54 $45.00 $47.50 $50.00 $52.50 $55.00 $57.50 $81.4 Premium to: Current $39.54 0.0% 13.8% 20.1% 26.5% 32.8% 39.1% 45.4% 30-Day VWAP $39.49 0.1% 14.0% 20.3% 26.6% 33.0% 39.3% 45.6% 180-Day VWAP $40.65 (2.7%) 10.7% 16.9% 23.0% 29.2% 35.3% 41.5% 1 Year VWAP $42.15 (6.2%) 6.8% 12.7% 18.6% 24.6% 30.5% 36.4% 52-Week Low $31.77 24.5% 41.6% 49.5% 57.4% 65.3% 73.1% 81.0% 52-Week High $56.10 (29.5%) (19.8%) (15.3%) (10.9%) (6.4%) (2.0%) 2.5% Top 20 Inst'l Shareholder Cost Basis $31.73 24.6% 41.8% 49.7% 57.6% 65.5% 73.3% 81.2% Diluted Number of Shares (in mm) 48.521 48.521 48.521 48.521 48.521 48.521 48.521 152.620 Equity Value $1,919 $2,183 $2,305 $2,426 $2,547 $2,669 $2,790 $12,148 Plus: Debt $179 $179 $179 $179 $179 $179 $179 $1,776 Less: Cash (422) (422) (422) (422) (422) (422) (422) (436) Plus: Minority Interest 102 102 102 102 102 102 102 11 Firm Value $1,778 $2,043 $2,164 $2,285 $2,407 $2,528 $2,649 $13,499 Minority Ownership $468 $533 $562 $592 $622 $651 $681 Revenues LTM 2012 $1,949 0.9x 1.0x 1.1x 1.2x 1.2x 1.3x 1.4x 1.0x 2012E 1,939 0.9 1.1 1.1 1.2 1.2 1.3 1.4 1.0 2013E 1,996 0.9 1.0 1.1 1.1 1.2 1.3 1.3 1.0 EBITDA LTM 2012 $396 4.5x 5.2x 5.5x 5.8x 6.1x 6.4x 6.7x 7.0x 2012E 360 4.9 5.7 6.0 6.4 6.7 7.0 7.4 7.0 2013E 356 5.0 5.7 6.1 6.4 6.8 7.1 7.4 6.5 Net Income LTM 2012 189 10.1x 11.5x 12.2x 12.8x 13.5x 14.1x 14.7x 11.5x 2012E 176 10.9 12.4 13.1 13.8 14.5 15.2 15.9 11.7 2013E 171 11.2 12.7 13.4 14.1 14.9 15.6 16.3 11.8

Shareholder Overview Institutional Shareholders by Investment Style Overview of Shareholders by Type Source: FactSet. (1) From FactSet Shark Repellant’s top 50 activists list. None of Sauer-Danfoss’ current 20 largest institutional shareholders are considered top 50 activist investors.(1) 27 Valuation Considerations Institutional 21.6% Retail 2.6% Other Insiders 0.3% Danfoss 75.6% Other 10% Yield 3% Specialty 3% GARP 33% Hedge Fund 14% Growth 13% Value 18% Index 6%

Institutional Shareholder Momentum

Draft

Ownership by Sauer-Danfoss' current top institutional holders has increased during the last year and the estimated cost basis is approximately $32 per share.

Institution	Style	Current % Held	Cost Basis Wtd. Avg.	% Premium / (Discount) to Current	Current Position[1]	Shares Held at Calendar Quarter End Jun-12	Mar-12	Dec-11	Sep-11	Jun-11	Mar-11	Dec-10	Sep-10
The Vanguard Group, Inc.	Index	1.9%	$21.20	(45%)	906,772	1,030,857	1,174,246	1,045,036	1,081,318	1,059,674	1,027,935	1,033,671	964,779
Wellington Management Co. LLP	Value	1.9	42.32	10%	900,119	1,362,433	1,161,100	503,722	32,768	340,116	625,082	25,519	25,100
American Century Investment Management, I	Growth	1.5	35.90	(6%)	734,704	782,711	792,132	885,000	637,421	515,433	393,376	224,256	104,069
AllianceBernstein LP	Growth	1.5	46.64	22%	703,297	716,752	697,300	39,700	39,300	36,800	25,600	13,800	20,070
BlackRock Fund Advisors	Index	1.4	20.06	(48%)	670,364	595,965	589,536	595,667	591,527	535,489	589,985	706,413	603,481
Royce & Associates LLC	Value	0.8	38.32	0%	367,165	0	0	0	0	0	0	0	0
Dimensional Fund Advisors, Inc.	Value	0.8	18.06	(53%)	365,009	366,654	357,263	423,518	539,412	589,152	594,695	598,482	626,792
Reinhart Partners, Inc.	Value	0.7	40.17	5%	315,765	354,065	0	0	0	0	0	0	0
D. E. Shaw & Co., Inc.	Hedge Fund	0.5	24.80	(35%)	265,103	295,548	286,019	315,218	340,856	381,233	432,172	554,088	171,381
State Street Global Advisors	Index	0.5	19.11	(50%)	261,665	261,203	266,106	281,462	294,765	298,548	287,792	266,087	230,778
TIAA-CREF Asset Management LLC	Value	0.5	28.09	(27%)	256,284	254,214	248,696	242,100	206,000	112,487	109,874	123,463	123,586
Segall, Bryant & Hamill Investment Counsel	GARP	0.5	21.99	(43%)	250,341	123,900	78,300	5,100	0	300	0	0	0
Capital Research & Management Co.	Value	0.5	33.76	(12%)	246,220	200,520	201,680	192,930	194,100	0	0	0	0
Systematic Financial Management LP	Value	0.4	41.37	8%	194,166	364,744	364,383	335,440	307,433	275,750	207,100	0	0
Northern Trust Investments	Index	0.4	21.23	(45%)	193,571	211,559	185,604	182,843	183,566	180,649	192,520	187,189	192,040
Acadian Asset Management LLC	Value	0.4	43.64	14%	191,849	227,064	201,914	55,465	14,283	11,997	50,475	57,425	0
Gotham Asset Management LLC	Hedge Fund	0.4	32.08	(16%)	186,794	149,150	107,702	87,956	43,290	32,065	16,429	12,996	0
Brandywine Global Investment Management	Value	0.3	32.76	(15%)	159,295	136,148	138,044	138,001	59,647	35	0	0	0
Renaissance Technologies LLC	Hedge Fund	0.3	29.74	(22%)	145,000	187,500	175,000	219,400	172,800	183,100	259,500	223,000	33,100
Numeric Investors LLC	Value	0.3	32.75	(15%)	143,039	174,639	170,339	202,439	181,639	91,239	173,339	138,239	99,739
Top 20 Institutions		**15.1%**	**$31.73**	**(17%)**	7,456,522	7,795,626	7,195,364	5,750,997	4,920,125	4,644,067	4,985,874	4,164,628	3,194,915
Quarterly Volume Wtd. Average Price					$0.00	**$40.17**	**$47.67**	**$36.16**	**$41.17**	**$52.32**	**$37.59**	**$27.85**	**$16.35**

Increased Position | Decreased Position

Source: FactSet

Note: Closing stock price as of 11/23/2012 was $39.54. Individual holdings based on weighted average method.

28 Valuation Considerations

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Comparable Trading Multiples FV / EBITDA Source: Factset, Wall St. research, Company estimates. Market data as of 11/24/12. 2012E Median: 7.1x 2012E Median: 7.6x 2012E Median: 8.0x Tier 1 DI Equipment OEM Components Manufacturers Kaishan Price / Earnings 2012E Median: 11.8x 2012E Median: 10.7x 2012E Median: 12.1x Tier 1 DI Equipment OEM Components Manufacturers Kaishan 29 Valuation Considerations 4.9x 9.1x 9.0x 7.0x 12.3x 7.6x 6.9x 15.1x 9.4x 7.5x 7.4x 7.1x 5.8x 5.0x 5.0x 4.4x 5.0x 7.7x 7.8x 6.5x 10.2x 6.7x 6.3x 10.1x 8.7x 6.3x 6.1x 5.8x 4.7x 3.7x 7.5x 2.7x SHS SNHY ETN PH CNH CAT KOM Kaishan ALSN Nabtesco Nidec CMI BKN Kayaba TWIN TWI FV / 2012E EBITDA FV / 2013E EBITDA 10.9x 17.9x 12.5x 11.7x 11.4x 10.7x 9.3x 23.4x 15.4x 14.6x 13.9x 11.8x 8.6x 11.2x 18.1x 11.8x 11.8x 11.2x 10.3x 9.7x 18.0x 14.3x 11.7x 22.2x 10.9x 7.1x 17.9x 6.7x 6.8x 7.2x 5.9x 5.9x SHS SNHY ETN PH KOM CNH CAT Kaishan Nabtesco Nidec TWIN CMI TWI ALSN BKN Kayaba P / 2012E EPS P / 2013E EPS

Precedent Minority Squeeze-Outs Transactions by % Increase in Premium Final Bid vs. Initial Bid Source: Securities Data Corporation. Note: Includes all completed cash deals where target was a public U.S. company with transaction value greater than $100M Jan. 1, 1999 – Nov. 19, 2012. Squeeze-outs by Number of Bumps Squeeze-outs by Days between First and Final Bid On average, transactions closed at a ~35% premium but the premiums are typically higher for smaller transactions. In most cases, acquirors started with a lower offer that was subsequently bumped higher during the process. 1-Day & 1-Month Median Transaction Premiums Final Bid Median Premiums by Equity Value 30 Valuation Considerations 0-19 Days 18% 20-49 Days 18% 50-99 Days 27% 99-150 Days 24% 150+ Days 13% 15.6% 17.9% 35.1% 33.7% 1-Day 1-Month Initial Final 42.3% 44.0% 39.7% 26.0% 53.0% 32.9% 23.0% 28.7% Equity < $200 Equity $200-500 Equity $500-1000 Equity $1000+ 1-day 1-Month 4+ Bumps 21% 3 Bumps 26% 2 Bumps 24% 1 Bump 26% No Bumps 3% 1 10 14 8 2 3 0% Increase 0-10% Increase 10-20% Increase 20-30% Increase 30-40% Increase 40+% Increase

Sauer-Danfoss – Preliminary Discounted Cash Flow Analysis Source: Company information. Note: Market data as of 23rd November 2012. FX-Rate (USD/DKK) of 5.8255 . Valuation date as of 31st December 2012 2013-2015 projections based on Company’s business plan Mid-point WACC of 8.5% based on WACC analysis EBITDA terminal multiple of 6.5x Assumes net debt of $(141)m (cash positive) and NOSH of 48.5m Assumptions Enterprise Value (USDm) Equity Value per Share (USD) Implied Perpetuity Growth Rate Offer Premium to Current Share Price 31 Valuation Considerations Draft (in USDm) 2013E 2014E 2015E Revenue 1,996 2,154 2,306 % growth 3.0% 7.9% 7.1% EBITDA 356 390 416 % margin 17.9% 18.1% 18.0% (-) Depreciation & Amortisation (93) (96) (94) % of sales 4.6% 4.5% 4.1% EBIT 264 294 322 % margin 13.2% 13.7% 14.0% (-) Normative Corp. Tax (77) (96) (109) Tax Rate 29.0% 32.8% 33.9% NOPAT 187 198 213 % margin 9.4% 9.2% 9.2% (+) Depreciation 93 96 94 (-) Change in Net Working Capital (113) (21) (23) % of change in sales 0.0% 13.3% 15.1% (-) Capex (61) (90) (100) % of Sales 3.1% 4.2% 4.3% Free Cash Flows 106 182 184 Terminal Value 2,701 Discount Factor 0.92 0.85 0.78 Discounted Free Cash Flow 97 155 144 Discounted Terminal Value 2,115 Terminal EBITDA Multiple Terminal EBITDA Multiple 2,511 5.00x 5.50x 6.00x 6.50x 7.00x 7.5% 2,077 2,244 2,411 2,579 2,746 8.0% 2,050 2,215 2,380 2,545 2,710 WACC 8.5% 2,023 2,186 2,349 2,511 2,674 9.0% 1,997 2,158 2,318 2,479 2,639 9.5% 1,971 2,130 2,288 2,446 2,605 Terminal EBITDA Multiple - 5.00x 5.50x 6.00x 6.50x 7.00x 7.5% 15.7% 24.5% 33.2% 41.9% 50.7% 8.0% 14.3% 22.9% 31.6% 40.2% 48.8% WACC 8.5% 12.9% 21.4% 29.9% 38.4% 46.9% 9.0% 11.6% 20.0% 28.3% 36.7% 45.1% 9.5% 10.2% 18.5% 26.8% 35.0% 43.3% Terminal EBITDA Multiple 2,511 5.00x 5.50x 6.00x 6.50x 7.00x 7.5% 45.77 49.22 52.67 56.12 59.58 8.0% 45.21 48.61 52.02 55.42 58.83 WACC 8.5% 44.66 48.02 51.38 54.73 58.09 9.0% 44.12 47.43 50.74 54.06 57.37 9.5% 43.59 46.86 50.13 53.39 56.66 Terminal EBITDA Multiple   1.6% 5.00x 5.50x 6.00x 6.50x 7.00x  7.5% (1.2%) (0.5%) 0.1% 0.6% 1.1%  8.0% (0.8%) (0.0%) 0.6% 1.1% 1.6% WACC 8.5% (0.3%) 0.4% 1.0% 1.6% 2.1%  9.0% 0.1% 0.9% 1.5% 2.1% 2.5%  9.5% 0.6% 1.3% 2.0% 2.5% 3.0%

Transaction Alternatives – Raise Dividend Potential Dividend Increase Valuation Sensitivity As the number of viable strategic alternatives are limited without the support of Danfoss, activists may push to increase the dividend. However, this is unlikely to create significant upside in the stock. Source: Company filings. (Discount) / Premium to Current Share Price 32 Valuation Considerations Perpetuity Growth Rate 0.0% 1.0% 2.0% 3.0% 4.0% Discount Rate Per Share PV of Dividends 9.0% $36.69 $41.28 $47.17 $55.04 $66.04 10.0 $33.02 $36.69 $41.28 $47.17 $55.04 11.0 $30.02 $33.02 $36.69 $41.28 $47.17 12.0 $27.52 $30.02 $33.02 $36.69 $41.28 13.0 $25.40 $27.52 $30.02 $33.02 $36.69 2011 EBITDA $448.4 Less: CapEx (45.4) Less: Interest Expense (24.2) Less: Cash Taxes (58.3) 2011 Free Cash Flow $320.4 ÷Diluted Shares 48.521 FCF per share $6.60 Current Annual Dividend per Share $1.40 % of FCF 21.2% Assumed Annual Dividend per Share $3.30 % of FCF 50.0% Perpetuity Growth Rate 0.0% 1.0% 2.0% 3.0% 4.0% Discount Rate (Discount) / Premium to Current Share Price 9.0% (4%) 8% 23% 44% 72% 10.0 (14%) (4%) 8% 23% 44% 11.0 (22%) (14%) (4%) 8% 23% 12.0 (28%) (22%) (14%) (4%) 8% 13.0 (34%) (28%) (22%) (14%) (4%)

Indicative Impact on Danfoss Post Minority Takeout of Sauer-Danfoss

Draft

We have performed a preliminary analysis on what the impact of a minority takeout of Sauer-Danfoss would have on Danfoss group as a whole.

Assumptions

- Acquisition of 24% remaining stake at a 30% premium to last closing price ($51 p.s.)
- Transaction 100% financed by debt (bullet) at 2.5% interest rate and 5-year maturity period
- Danfoss consolidates 100% of S-D
- Assumes all minority interests in Danfoss balance sheet reflect non-controlling stake in S-D (24.4%)

Balance Sheet

DKKm	2012 Sept 30	2012 Sept 30 PF
Intangible Fixed Assets	8,399	9,499
Tangible Fixed Assets	6,894	6,894
Non-current Financial Assets	1,808	1,808
Non-current Assets	**17,101**	**18,201**
Inventories	4,485	4,485
Accounts Receivable	6,282	6,282
Marketable Securities	59	59
Cash and Cash Equivalents	930	930
Current Assets	**11,756**	**11,756**
Total Assets	**28,857**	**29,957**
Total Financial Debt	3,396	6,936
Other Liabilities	11,308	11,308
Total Liabilities	**14,704**	**18,244**
Shareholders Equity	11,713	11,713
Minority Interests	2,440	0
Total Equity	**14,153**	**11,713**
Total Equity and Liabilities	**28,857**	**29,957**

Income Statement

DKKm	LTM Q3 2012	LTM Q3 2012 PF
Net Sales	34,059	34,059
Cost of Sales	(23,923)	(23,923)
Gross Profits	**10,136**	**10,136**
Distribution Exp.	(5,070)	(5,070)
Admin. Exp	(1,500)	(1,500)
Operating Profit excl. other	**3,566**	**3,566**
Other Operating Income / (Expense)	31	31
Operating Profit (EBIT)	**3,597**	**3,597**
Income from Ass. & JVs after tax	13	13
Financial income/expenses	(356)	(445)
Profit before tax on Cont. Op.	**3,254**	**3,165**
Corporate tax expenses of Cont. Op.	(993)	(966)
Profit from Cont. Op.	**2,261**	**2,199**
Profit from Discontinued Op.	(187)	(187)
Net income per common share	**2,074**	**2,012**
Attributable to:		
Shareholder of Danfoss A/S	1,710	2,012
Minority Interests	**365**	**0**

Net Debt / LTM EBITDA


0.5x
1.1x
LTM Sept-12
LTM Sept-12 PF

LTM EBITDA Interest Coverage(1)


15.0x
12.0x
LTM Sept-12
LTM Sept-12 PF

Source: Company filings, Factset.
Note: Market data as of 24th November 2012. Exchange rate of USD:DKK 5.83 used. (1) LTM EBITDA / LTM Net Interest Expense.

33 Valuation Considerations

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Appendix

A. Citi Qualifications & Team

Citi / Danfoss Relationship Danfoss and Citi enjoy a strong longstanding relationship dating back to 1995. Committed to further developing the ongoing strategic dialogue with Danfoss Believe our experience and globality are key differentiators when advising on strategic issues Citi has assigned a dedicated team of professionals across Banking, M&A, Ratings Advisory and Markets in the US, UK and Denmark to advise on this transaction Team has a long history of working together which will allow for optimal and seamless coverage Citi a major lender to Danfoss globally Citi’s global footprint provides an excellent relationship fit, and our relationship currently spans over 30 countries. Aim to be Danfoss’ international partner of choice for Treasury and subsidiary banking needs across transactional services such as cash management, cards, funding, trade services and FX Credit Commitment International Partnership Strategic Dialogue Strong Integrated Team 34 Citi Qualifications & Team

citi's Team Has Key Relevant Experience

Draft

Citi is a leading advisor on complex Going-Private, Special Committee and cross-border transactions with extensive experience in the Industrials sector.

Significant Go-Private Experience

- Focus Media (Pending) — Advising on Investor Group's buyout of Focus Media — **$3.0bn**
- CPII / ConnectEast — Advised on CP2's buyout of ConnectEast — **$2.4bn**
- COX / COX Communications — Advised on Cox Enterprise' going-private purchase of remaining 38% stake in Cox — **$8.4bn**
- Bain Capital / CFS — Advised on Bain Capital's acquisition of China Fire & Security — **$266mm**
- PAG / Funtalk — Advised on purchaser group on take private of Funtalk China — **$433mm**
- Itau Unibanco / Redecard — Advised on Itau Unibanco's buyout of Redecard — **$6.8bn**

Strong History of Advising Special Committees

- ELK Corporation — Advised on ElkCorp's sale to BMCA — **$1.1bn**
- Viking / IK Investment Partners / Minimax — Advised on Viking Group sale to IK Partners / Minimax
- Verint / Comverse — Advised Verint on Comverse buyout — **$1.5bn**
- Applebee's / IHOP — Advised Applebee's on sale to IHOP — **$1.9bn**
- Ameritrade — Advised Ameritrade on acquisition of TD Waterhouse — **$2.9bn**
- Travelocity / Sabre Holdings — Advised Travelocity on sale to Sabre — **$447mm**

Leading Cross-Border Public Company M&A Advisor

- CNOOC / Nexen — Advised on CNOOC's acquisition of Nexen — **$17.7bn**
- DSM / Kensey Nash — Advised on DSM's acquisition of Kensey Nash — **$349mm**
- ABB / Baldor — Advised on ABB's acquisition of Baldor Electric — **$3.9bn**
- AMC Entertainment / Wanda — Advised on AMC Entertainment's sale to Dalian Wanda Group — **$2.6bn**
- VW / Porsche — Advised on VW acquisition of remaining 50.1% stake in Porsche — **$8.9bn**
- Heineken — Advised Heineken on buyout of remaining stake in Asian breweries — **$383mm**

Leading Diversified Industrial M&A Franchise

- BC Partners / Hamilton Sundstrand — Advised Carlyle and BC Partners on buyout of Hamilton Sunstrand — **$3.5bn**
- Eaton / Cooper — Advised on Eaton Corp's Acquisition of Cooper — **$12.2bn**
- Goodrich / United Technologies — Advised on Goodrich's Sale to United Tech — **$18.0bn**
- NOV / Robbins & Myers — Advised on Robbins & Myers' Sale to National Oil Well Varco — **$2.5bn**
- Caterpillar / ERA — Sole Advisor to Caterpillar on Acquisition of ERA — **$900mm**
- Stanley Black & Decker / Infastech — Advised Stanley Black & Decker on Acquisition of Infastech — **$850mm**

35 Citi Qualifications & Team citi

Citi’s M&A Team for a U.S. Industrial Acquisition Carsten Stendevad Managing Director Head of Financial Strategies Group T: +1 212 816 3808 carsten.stendevad@citi.com Carsten is a Managing Director and Global Head of Citi’s Financial Strategy Group (FSG) which is the corporate finance advisory team within Citi’s Corporate and Investment Bank He is also a member of the management committee for Corporate and Investment Banking and a member of the strategic cross-border transaction committee Carsten joined Citi in 2002 and has led FSG since 2007. Prior to Citi, Carsten worked for McKinsey & Co., based in New York and Copenhagen His notable cross-border experience includes Taiwan-based Acer’s acquisition of Gateway for $710mm Carsten holds a Cand. Polit from the University of Copenhagen and an MPP from Harvard’s Kennedy School of Government Dimitrios Georgiou Managing Director Co-Head of EMEA Industrials Group T: +44 20 7986-8489 dimitrios.georgiou@citi.com Dimitrios is a Managing Director and Co-Head of the EMEA Industrials franchise, focusing on European Diversified Industrials, Infrastructure and Services sectors He joined Citi in 2000. Prior to Citi, Dimitrios worked at Deutsche Bank, Bankers Trust and Nat West Markets Dimitrios has advised on several cross-border M&A transactions, including GE’s acquisition of John Wood Group He graduated with First Class Honours in Accountancy from University of Glasgow. Dimitrios also qualified as a Chartered Accountant with Arthur Andersen Francis Tucci Managing Director Global Industrials Group T: +1 212 816 3493 francis.tucci@citi.com Francis is a Managing Director in the U.S. Industrials franchise focusing on Diversified Industrials & Flow Control He joined Citi from UBS where he was the Head of Capital Goods for the Americas Francis has advised on numerous cross-border M&A transactions, including UTC / Kiddle and Danaher / Linx, and Schneider Electric / BEI Technologies He holds an MBA from University of Virginia’s Darden School and an undergraduate degree from Brown University Nathan Eldridge Managing Director M&A T: +1 212 816 0868 nathan.eldridge@citi.com Nathan is a Managing Director in the Mergers & Acquisitions group focusing primarily on the industrials and chemicals sectors He joined Citi in 1996 as a member of the Mergers & Acquisitions group and also worked in the Toronto and London offices Nathan has executed a variety of U.S., Canadian and international strategic and financial advisory assignments related to buy-side, LBO/going private, sell-side, hostile/defense, Special Committee and restructuring assignments. He has advised on a number of going private and cross-border M&A transactions, including Focus Media, FunTalk, China Fire & Security, PGI, Elk Corp., CNOOC / Nexen, ABB / Baldor and DSM / Kensey Nash He holds an H.B.A. from the Richard Ivey School of Business at the University of Western Ontario 36 Citi Qualifications & Team

B. Sauer-Danfoss Board of Directors

Board of Directors Overview The board of Sauer-Danfoss currently consists of ten directors—three of whom are independent. If a SC were formed to review a transaction, it would likely consist of the three independent directors. Jørgen M. Clausen Chairman of the Board Has been a director since May 3, 2000 Previously President and CEO of Danfoss A/S until his retirement in 2008 William E. Hoover, Jr. Director Has been a director since July 10, 2008 Previously a Senior Director at McKinsey Also serves on the boards of Danfoss A/S, GN Store Nord A/S, Northstar Battery, and LEGO Foundation Niels B. Christiansen Vice Chairman Has been a director since May 3, 2000 Currently President and CEO of Danfoss A/S Also serves on the boards of Axcel A/S, Danske Bank A/S, and Demant Holding A/S Anders Stahlschmidt Director Has been a director since September 16, 2010 Currently General Counsel of Danfoss A/S Eric Alstrom President and CEO Became President and CEO on September 12, 2012 Appointed to the board on October 5, 2012 Previously a Managing Director at Benteler Automotive Previously worked for General Motors in the US, Asia and EU Richard Freeland Independent Director Has been a director since September 16, 2010 Currently President of the Engine Business of Cummins Inc. Appointed as an independent director after 2010 Danfoss tender offer Kim Fausing Director Has been a director since July 10, 2008 Executive VP and COO of Danfoss A/S Previously worked at Hilti Corporation Also serves on the boards of Hilti and Velux A/S Johannes F. Kirchhoff Independent Director Has been a director since April 17, 1997 Owner and Managing Director of FAUN Umwelttechnik GmbH Serves on boards of RITAG Ritterhuder and Armaturenwerk Served on SC to assess 2010 Danfoss bid Per Have Director Has been a director since November 9, 2009 Currently CFO of Danfoss A/S Previously CEO of the Bitten and Mads Clausen Foundation, the controlling shareholder of Danfoss A/S Steven H. Wood Independent Director Has been a director since January 1, 2003 Currently CFO of Becker Underwood, Inc. Previously President of Metaldyne Corp and CFO of Maytag Served on SC to assess 2010 Danfoss bid 37 Sauer-Danfoss Board of Directors

C. Select Case Studies

Summary of Recent Minority Buyout Transactions

Draft

($ in mm USD)

Controlling SH/Target (Date) Target's State of Incorp Transaction Value	Controlling SH Pre-Bid Equity Holdings	Structure	Majority of the Minority Condition	Completion of Negotiations with Special Committee: Before or After Initial Public Announcement of Deal
Berkshire Hathaway Inc./Wesco Financial Corporation (2010) Delaware $547.68	• 80.10%	• Merger Agreement (one-step; cash/stock election)	• Yes, Non-waivable • Voluntary	• Before Public Announcement
Williams Partners LP/Williams Pipeline Partners LP (2010) Delaware $335.17	• 47.70%	• Merger Agreement (one-step; all stock)	• Yes, Waivable • Voluntary	• Before Public Announcement
Highland Capital Management LP/American Homepatient Inc. (2010) Nevada $213.64	• 78.50%	• Merger Agreement (one-step; all cash)	• No	• Before Public Announcement
Consol Energy Inc/CNX Gas Corp. (2010) Delaware $963.31	• 83.32%	• No Merger Agreement: Tender Offer + Short-form Merger	• Yes, Non-waivable • Voluntary	• After Public Announcement
Harbinger Capital Partners/LightSquared Inc. (prev Skyterra Communications Inc.) (2009) Delaware $1,052.7	• 46%	• Merger Agreement (one-step; all cash)	• Yes, Non-waivable • Non-voluntary (settlement condition)	• Before Public Announcement

Source: Cleary, Gottlieb Steen & Hamilton, LLP.

38 Select Case Studies

citi

Summary of Recent Minority Buyout Transactions (cont'd)

Draft

($ in mm USD)

Controlling SH/Target (Date) Target's State of Incorp Transaction Value	Controlling SH Pre-Bid Equity Holdings	Structure	Majority of the Minority Condition	Completion of Negotiations with Special Committee: Before or After Initial Public Announcement of Deal
Fairfax Financial Holdings Ltd/Odyssey Re Holdings Corp. (2009) Delaware $1,040.85	• 72.60%	• Merger Agreement (two-step; Tender Offer + Short-form Merger)	• Yes, Non-waivable • Voluntary	• After Public Announcement
CoreLogic Inc. (prev First American Corp.)/First Advantage Corp. (2009) Delaware $59.64	• 74%	• No Merger Agreement: Exchange Offer + Short- form Merger	• Yes, Non-waivable plus waivable supermajority (90%) condition • Voluntary	• After Public Announcement
Atlas Energy Inc. (prev Atlas America)/Atlas Energy Resources LLC (2009) Delaware $1,309.98	• 48%	• Merger Agreement (one-step; all stock)	• No	• Before Public Announcement
PepsiCo Inc/NC/ PepsiAmericas Inc. (2009) Delaware $3,921.29	• 43.02%	• Merger Agreement (one-step; combination cash/stock)	• No	• After Public Announcement
Hearst Corp/Hearst-Argyle Television Inc. (2009) Delaware $75.91	• 82%	• No Merger Agreement: Tender Offer + Short-form Merger	• Yes, Non-waivable • Voluntary	• After Public Announcement

Source: Cleary, Gottlieb Steen & Hamilton, LLP.

39 Select Case Studies

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Summary of Recent Minority Buyout Transactions (cont'd)

Draft

($ in mm USD)

Controlling SH/Target (Date) Target's State of Incorp Transaction Value	Controlling SH Pre-Bid Equity Holdings	Structure	Majority of the Minority Condition	Completion of Negotiations with Special Committee: Before or After Initial Public Announcement of Deal
Cox Enterprises Inc./Cox Radio Inc. (2009) Delaware $84.67	• 78%	• No Merger Agreement: Tender Offer + Short-form Merger	• Yes, Non-waivable plus waivable supermajority (90%) condition • Voluntary	• After Public Announcement
Roche/Genentech (2008) Delaware $44,047	• 55.8%	• Merger Agreement (two-step; Tender Offer + Short-form Merger)	• Yes, Non-waivable • Voluntary	• After Public Announcement
Nationwide Corporation/ Nationwide Financial Services, Inc. (2008) Delaware $2,467.17	• 100% Class B Shares (representing 95% of the voting power.)	• Merger Agreement (one-step; all cash)	• No	• After Public Announcement
Mitsubishi UFJ Financial Group Inc./UnionBanCal (2008) Delaware $3,614.32	• 65%	• Merger Agreement (two-step; Tender Offer + Short-form Merger)	• Yes, Non-waivable (90% required by Certificate of Incorporation) • Voluntary	• After Public Announcement
Ipsen, S.A./Tercica, Inc. (2008) Delaware $455	• 43%	• Merger Agreement (one-step; all cash)	• No	• Before Public Announcement

Source: Cleary, Gottlieb Steen & Hamilton, LLP.

40 Select Case Studies

Summary of Recent Minority Buyout Transactions (cont’d) Controlling SH/Target (Date) Target’s State of Incorp Transaction Value Controlling SH Pre-Bid Equity Holdings Structure Majority of the Minority Condition Completion of Negotiations with Special Committee: Before or After Initial Public Announcement of Deal Alfa Mutual Group/Alfa Corporation (2007) Delaware $796 54.7% Merger Agreement (one-step; all cash) No After Public Announcement Renova Media Enterprises Ltd./Moscow CableCom Corp. (2006) Delaware $247.69 40% (plus right to acquire shares to reach 62.7% voting power through exercise of warrants) Merger Agreement (one-step; all cash) No (Shareholder approval not required/sought) After Public Announcement Investor Group (MBO)/Waste Industries US, Inc. (2007) North Carolina $262.72 51% Merger Agreement (one-step; all-cash) No (Proxy statement disclosure that decided not to pursue in favor of higher share price) After Public Announcement Great American Financial, Inc./Great American Financial Resources, Inc. (2007) Delaware $219.03 81% Merger Agreement (one-step; all cash) No After Public Announcement Lafarge/Lafarge North America (2006) Maryland $2,946.29 53% No Merger Agreement: Tender Offer + Short-form Merger Yes, Non-waivable plus waivable 90% condition Voluntary After Public Announcement ($ in mm USD) Source: Cleary, Gottlieb Steen & Hamilton, LLP. 41 Select Case Studies

Summary of Recent Minority Buyout Transactions (cont'd)

Draft

($ in mm USD)

Controlling SH/Target (Date) Target's State of Incorp Transaction Value	Controlling SH Pre-Bid Equity Holdings	Structure	Majority of the Minority Condition	Completion of Negotiations with Special Committee: Before or After Initial Public Announcement of Deal
Offeror/William Lyon Homes (2006) Delaware $1,114.34	• 47.59%	• No Merger Agreement: Tender Offer + Short-form Merger	• Yes, Non-waivable • Voluntary	• After Public Announcement
Koninklijke KPN NV/iBasis (2009) Delaware $93.32	• 56.33%	• No Merger Agreement: Tender Offer + Short-form Merger	• Yes, Non-waivable plus [waivable] super-majority (90%) condition • Voluntary	• After Public Announcement
Investment Group/Dominion Homes, Inc.(2008) Ohio $206.94	• 46.10%	• Merger Agreement (one-step; all-cash)	• No	• Before Public Announcement
American International Group/21st Century Insurance Group (2007) Delaware $724.01	• 61.9%	• Merger Agreement (one-step; all-cash)	• No	• After Public Announcement
Toronto-Dominion Bank/TD BankNorth, Inc. (2006) Delaware $3103.94	• 57%	• Merger Agreement (one-step; all-cash)	• Yes	• Before Public Announcement

Source: Cleary, Gottlieb Steen & Hamilton, LLP.

42 Select Case Studies

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Summary of Recent Minority Buyout Transactions (cont’d) Controlling SH/Target (Date) Target’s State of Incorp Transaction Value Controlling SH Pre-Bid Equity Holdings Structure Majority of the Minority Condition Completion of Negotiations with Special Committee: Before or After Initial Public Announcement of Deal Nielsen Media Research/ Netratings, Inc. (2006) Delaware $296.04 60.50% Merger Agreement (one-step; all-cash) No After Public Announcement Investor Group/Erie Family Life Insurance Company (2006) Pennsylvania $75.3 75.10% No Merger Agreement: Tender Offer + Short-form merger Yes, Non-waivable Voluntary NA ($ in mm USD) Source: Cleary, Gottlieb Steen & Hamilton, LLP. 43 Select Case Studies

Case Study: Fiat Industrial SpA Target: CNH Global NV Acquiror: Fiat Industrial SpA Deal Value: $24,198 million Structure: Negotiated Approach Announced: May 30, 2012 % Owned: 88.4% % To Be Acquired: 16.6% Consideration: Cash & Stock Premium: 25.6% Status: Pending Initial Offer All stock deal at share exchange ratio representing 0% premium €250.0 million (US$310.7 million) set aside to buy out shareholders who exercise withdrawal rights under Italian law Enhanced Offer Original offer amended to include a special cash dividend of US$10 per CNH share Revised offer represents a 25.6% premium to CNH’s unaffected stock price Deal Rationale Simplify organizational structure Strengthen the credit profile of both companies Increase Fiat’s access to US capital markets Reduce annual borrowing costs by an estimated €140-150.0 million Eliminate discount at which the companies trade relative to peers Stock Price Performance Source: Company filings. Transaction Summary May 30, 2012: CNH receives initial offer from Fiat July 12, 2012: CNH forms a SC consisting of independent directors to review offer and negotiate with Fiat October 4, 2012: Media reports that independent directors have questioned the terms of initial offer, particularly the share swap ratio October 15, 2012: SC rejects Fiat’s buyout offer. Fiat reiterates its desire to move forward with a transaction and instructs its advisors to meet with the Special November 19, 2012: Fiat sends enhanced offer to CNH Characterized enhanced offer as “best and final” offer Sets November 21 deadline for committee to give an answer November 21, 2012: SC announces that it views the enhanced offer favorably SC directs its advisors to work to negotiate a definitive agreement 44 Select Case Studies 25 30 $35 40 45 50 55 May-12 Jun-12 Jul-12 Aug-12 Sep-12 Oct-12 Nov-12 Share Price ($) 0.0 1.0 2.0 3.0 Volume (mm)

Case Study: Seven&i Holdings Transaction was driven by Seven&i Holdings’: Comfort with committing additional capital to quality asset View that private structure is most appropriate for future growth Increasingly competitive environment Additional capital investment is best made through a private company structure Desire to cleanup its corporate structure Source: SDC and Company filings. (1) Final offer premium to stock price one day prior to announcement. (a) (b) (c) (d) Target: 7-Eleven (SE) Acquiror: Seven&i Holdings Deal Value: $1,301 million Citigroup Role: Advisor to Seven&i Holdings Structure: Unilateral Approach, Two-Step Merger Announced: September 1, 2005 Closed: November 9, 2005 Initial/Final Bid: $32.50 / $37.50 % Owned: 72.4% % Acquired: 27.6% Consideration: Cash Premium (1): 32.3% Transaction Summary Takeaways Stock Price Performance September 1, 2005: Seven&i Holdings announced the offer of $32.50 per share for the outstanding shares of 7-Eleven September 22, 2005: The special committee determined that the offer price of $32.50 per share was inadequate and recommended that shareholders reject the offer October 20, 2005: Seven&i Holdings and 7-Eleven jointly announced an increase in offer price to $37.50 per share and the special committee's favorable recommendation of the offer November 9, 2005: Seven&i Holdings announced successful completion of tender offer and short-form merger 45 Select Case Studies 7-ELEVEN INC NEW : DAILY DATA -- 01/01/2005 THROUGH 12/19/2005 15 20 25 30 35 40 Jan-05 Mar-05 May-05 Jul-05 Sep-05 Nov-05 Price 0 500 1,000 1,500 2,000 2,500 3,000 3,500 4,000 Volume (000) Series2 Series1

Case Study: Seven&i Holdings (cont’d) Situation Overview 2005 5/05 Seven&I Holdings (7&i) engaged Citigroup as its financial advisor and formed a team to evaluate 7-Eleven’s strategic and financial position and to explore the possibility of acquiring the shares not held by 7&i 9/1/05 7&i's board authorized management to proceed with an offer to purchase the shares not held by 7&i at a cash price of $32.50 per share. Representatives of 7&i contacted 7-Eleven to advise of its intention to commence the offer. 7&i subsequently publicly announced the offer The 7-Eleven issued a press release later the same day announcing the appointment of a special committee to respond to the offer 9/9/05 7-Eleven announced that the special committee had retained Greenhill & Co. as its financial advisor and Weil, Gotshal & Manges, LLP as its legal advisor 9/19/05 7-Eleven filed its initial recommendation, which stated that it was unable to take a position pending the completion of its review of the offer with its legal and financial advisors 9/28/05 Citigroup informed Greenhill that 7&i may be willing to consider an increase in its offer price to $34.00 per share. Greenhill responded that the special committee may be willing to consider a decrease in its prior proposal from $39.50 to $39.00 per share 9/22/05 The special committee determined that the offer price of $32.50 per share was inadequate and recommended that 7-Eleven's shareholders reject the offer 10/11/05 Citigroup representative relayed to Greenhill an increased $37.00 per share proposal by 7&i 10/17/05 – 10/18/05 7&i and advisors had a series of discussions with the special committee, its advisors and representatives of the lawsuit plaintiffs. The special committee remained prepared to consider an offer price of $38.00 per share but would not support a proposal at $37.00 per share 9/27/05 Greenhill indicated to Citigroup that the special committee may be willing to support an offer price of $39.50 per share 10/6/05- 10/8/05 Citigroup contacted Greenhill to inform that 7&i may be willing to consider an offer price of $36.00 per share, Greenhill responded that the special committee would consider supporting an offer price of $38.00 per share 8/05 7&i had discussions with Citigroup, Nishimura & Partners and Shearman & Sterling regarding valuation considerations with respect to 7-Eleven 10/18/05 7&i indicated it would be willing to increase its offer price to $37.50 per share, which would represent its “highest and best" offer price and reiterated that settlement of the shareholder class action lawsuits was critical 10/19/05 The special committee held a meeting to consider 7&i's $37.50 per share proposal. The special committee unanimously resolved to recommend that shareholders of 7-Eleven accept the amended offer 11/9/05 7&i announced the successful completion of its tender offer (acquired 19.6% of shares outstanding to own 92% post transaction) and short-form merger 10/20/05 7&i and 7-Eleven jointly announced an increase in the original offer price to $37.50 per share, the special committee's favorable recommendation of the offer and an agreement in principle with respect to the settlement of the shareholder class action litigation 46 Select Case Studies

Case Study: Cox Enterprises

Draft

Transaction Summary

Target:	Cox Communications (CCI)
Acquiror:	Cox Enterprises (CEI)
Deal Value:	$8,390 million
Citigroup Role:	Advisor to Cox Enterprises
Structure:	Negotiated Approach, Two Step Merger
Announced:	August 2, 2004
Closed:	December 8, 2004
Initial/Final Bid:	$32.00 / $34.75
% Owned:	62.0%
% Acquired:	38.0%
Consideration:	Cash
Premium (1):	26.0%

Takeaways

- Transaction was driven by Cox Enterprises':
  - Long-term confidence in the cable industry and in CCI's management
  - Comfort with committing additional capital to quality asset
  - View that private structure is most appropriate for cable
    - Belief that increasingly competitive environment and additional capital investment in the cable industry are best made through a private company structure

Stock Price Performance



Price
Volume (000)
40
38
36
34
32
30
28
26
24
35,000
30,000
25,000
20,000
15,000
10,000
5,000
0
Jan-04
Mar-04
May-04
Jul-04
Sep-04
Nov-04
(a)
(b)
(c)
(d)

(a) August 2, 2004: Cox Enterprises announced its proposal to purchase the 38% of Cox Communications not currently owned for $32.00 per share in cash, or approximately $7.9 billion

(b) October 19, 2004: Cox Enterprises and Cox Communications issued a joint press release announcing the revised offer, the Merger and the Merger Agreement for $34.75 per share, or approximately $8.4 billion

(c) December 3, 2004: Cox Enterprises announced the successful conclusion of its cash tender offer

(d) December 8, 2004: Cox Enterprises announced the completion of the merger

Source: SDC and Company filings.
(1) Final offer premium to stock price one day prior to announcement.

47 Select Case Studies

citi

Case Study: Cox Enterprises (cont’d) 2004 8/2/04 Enterprises announced its proposal to purchase the 38% of Cox not currently owned for $32.00 per share in cash ($7.9 billion) 10/4/04 The SC stated that $32.00 per share was not an acceptable price 10/11/04 Citigroup and Lehman Brothers informed the SC's financial advisors that Enterprises was prepared to increase its offer to $33.50 per share 10/19/04 Enterprises and Cox issued a joint press release announcing the Offer, the Merger and the Merger Agreement for $34.75 per share, or approximately $8.4 billion 12/3/04 Enterprises announced the successful conclusion of its cash tender offer 8/1/04 Enterprises sent a letter to the members of the Cox Board offering to acquire the shares it did not already own for $32.00 per share in cash pursuant to a negotiated transaction, including a tender offer. Cox formed a special committee 6/29/04 Citigroup Global Markets Inc. (Citigroup) and Lehman Brothers Inc. (Lehman Brothers) met with executives of Enterprises and Cox to discuss previously provided materials analyzing a potential going private transaction involving Cox 7/9/04 On July 9, 2004, representatives of Enterprises and attorneys from Dow Lohnes met with representatives of Citigroup and Lehman Brothers to discuss the structure and financing of a potential going private transaction involving Cox 6/25/04 Executives of Cox Enterprises (Enterprises) and Cox Communications (Cox) met to discuss investment opportunities available to Cox 7/30/04 Citigroup and Lehman Brothers sent preliminary discussion materials, including a preliminary analysis of summary valuation ranges to members of management of Enterprises 8/5/04 The SC retained Fried, Frank, Harris, Shriver & Jacobson LLP (Fried Frank) as its legal counsel 8/16/04 The SC engaged Goldman Sachs as its exclusive financial advisor 9/17/04 Enterprises informed the SC that the $32.00 per share offer provided full and fair value to public stockholders in light of the fact that a majority of research analysts following Cox had financial projections meaningfully lower than those projected by Cox 10/12/04 Goldman Sachs communicated to Enterprises’ that the SC would accept a price of $37 per Share 10/15/04 Enterprises increased the price to $34.75 and stated that this was the final and best offer. Janet M. Clarke, Chairman of the SC, indicated that the SC would unanimously accept that price 10/16/04 – 10/19/04 The terms of the Merger Agreement were negotiated 12/8/04 Enterprises announced the completion of the merger Situation Overview 48 Select Case Studies

Case Study: Barnes & Noble Target: BarnesandNoble.com Acquiror: Barnes and Noble (BKS) Deal Value: $122.4 million Citigroup Role: Advisor to Barnes and Noble Structure: Negotiated Approach, One Step Merger Announced: November 7, 2003 Closed: May 27, 2004 Initial/Final Bid: $2.50 / $3.05 % Owned: 74.8% % Acquired: 25.2% Consideration: Cash Premium (1): 35.6% Transaction was driven by Barnes and Noble’s: Long-term confidence in the online book selling model and in Barnesandnoble.com’s management Comfort with committing additional capital to high growth asset View that private structure is most appropriate for growth Increasingly competitive environment Additional capital investment in the online book industry is best made through a private company structure Source: SDC and Company filings. (1) Final offer premium to stock price one day prior to announcement. Transaction Summary Stock Price Performance December 19, 2002: Announced that it expects profits for the fourth quarter and the full year to be lower than expected due to disappointing holiday sales November 7, 2003: Barnes and Noble announced its proposal to purchase the 25.2% of Barnesandnoble.com not currently owned by the parent for $2.50 per share in cash consideration January 8, 2004: Barnes & Noble agreed to take the Company private for $3.05 per share in cash. The percentage change from final price to initial price was 22% May 27, 2004: Barnes and Noble announced the completion of the merger Takeaways 49 Select Case Studies Mar 2002 Jun Sep Dec Mar 2003 Jun Sep Dec Mar 2004 Jun Sep Dec Mar 2005 Jun Sep Dec Price Volume (000) WEEKLY DATA: JANUARY 01, 2002 THROUGH DECEMBER 19, 2005 20 25 30 35 40 45 2,000 4,000 6,000 8,000 10,000 12,000 Barnes & Noble, Inc.: Price (left axis) Barnes & Noble, Inc.: Volume (right axis) (a) (b) (c) (d) Source: Citigroup sb671612.wmf

Case Study: Barnes & Noble (cont’d) 2003 2004 5/27/04 Barnes & Noble announced the completion of the merger 9/29/03 Barnes & Noble (BKS) gave notice to BarnesandNoble.com that it was contemplating making an offer to take the Company private and was determining an appropriate price for an offer 10/24/03 The board of directors of BarnesandNoble.com authorized a special committee to exercise all of the powers of the board of directors with respect to Barnes & Noble’s potential proposal; The special committee retained Dewey Ballantine as its legal advisor 9/22/03 – 10/03 Barnes & Noble’s management reviewed strategic alternatives and ultimately determined that it should continue to explore the possibility of taking BarnesandNoble.com private 11/4/03 The special committee retained Credit Suisse First Boston as its financial advisor 11/6/03 SC met with advisors to review proposal. Citigroup (BKS advisor) presented to SC. Meeting of the Barnes & Noble board of directors. Representatives of Barnes & Noble informed Marie J. Toulantis, CEO of BarnesandNoble.com that Barnes & Noble planned to formally announce its proposal and issue a press release on 11/7/03 11/7/03 Barnes and Noble announced its proposal to purchase the 25.2% of BarnesandNoble.com not currently owned for $2.50 per share in cash 12/15/03 Representatives of Credit Suisse First Boston met with representatives of Citigroup and communicated that Barnes & Noble’s offer of $2.50 in cash was insufficient and that the special committee would be willing to consider a per share price of $3.20 in cash 12/17/03 Barnes & Noble revised its offer to $2.90 per share in cash 12/23/03 – 2/26/03 Special committee’s advisors indicated to Barnes & Noble’s representatives that they would be willing to consider a per share price of $3.10 in cash 1/6/04 Barnes & Noble revised its offer to $3.00 per share in cash 1/8/04 Barnes & Noble agreed to take BarnesandNoble.com private for $3.05 per share in cash. The percentage change from final price to initial price was 22%; a premium of 35.6% over the stock price 1 day prior to announcement 1/7/04 The special committee instructed its advisors to notify Barnes & Noble that it would be willing to accept $3.05 per share in cash. Negotiations over the terms of the merger agreement continued Situation Overview 50 Select Case Studies

Case Study: Sabre Holdings Transaction was driven by Sabre’s: Long-term confidence in the online travel booking industry and in Travelocity’s management Comfort with committing additional capital to quality asset View that private structure is most appropriate for future growth Increasingly competitive environment Additional capital investment in the online travel booking industry is best made through a private company structure Target: Travelocity Acquiror: Sabre Holdings (TSG) Deal Value: $447.2 million Citigroup Role: Advisor to Travelocity Structure: Unilateral Approach, Two Step Merger Announced: February 19, 2002 Closed: April 11, 2002 Initial/Final Bid: $23.00 / $28.00 % Owned: 70.0% % Acquired: 30.0% Consideration: Cash Premium (1): 45.8% Source: SDC and Company filings. (1) Final offer premium to stock price one day prior to announcement. Transaction Summary Stock Price Performance February 19, 2002: Sabre Holdings announced its proposal to purchase the 30% of Travelocity not currently owned by the parent for $23.00 per share in cash consideration March 4, 2002: The SC sent a letter to Sabre stating that the offer was inadequate March 5, 2002: The tender offer was commenced at $23.00 March 18, 2002: Sabre increased the offer price to $28.00 per share April 8, 2002: Sabre announced the successful completion of its cash tender offer at $28.00 per share (an increase of 21.7% to the initial offer) for the outstanding publicly held shares of Travelocity common stock that Sabre did not own April 11, 2002: Sabre announced the successful completion of its cash tender offer at $28.00 per share (an increase of 21.7% to the initial offer) for the outstanding publicly held shares of Travelocity common stock that Sabre did not own Takeaways 51 Select Case Studies Jan 2002 Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec Price Volume (000) DAILY DATA: JANUARY 01, 2002 THROUGH JANUARY 01, 2003 15 20 25 30 35 40 45 50 55 1,000 2,000 3,000 4,000 5,000 6,000 7,000 8,000 Sabre Group Holdings: Price (left axis) Sabre Group Holdings: Volume (right axis) (a) (b) (c) (d) (e) (f) Source: Citigroup sb672412.wmf Jan 2002 Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec Price Volume (000) DAILY DATA: JANUARY 01, 2002 THROUGH JANUARY 01, 2003 15 20 25 30 35 40 45 50 55 1,000 2,000 3,000 4,000 5,000 6,000 7,000 8,000 Sabre Group Holdings: Price (left axis) Sabre Group Holdings: Volume (right axis) (a) (b) (c) (d) Source: Citigroup sb671598.wmf

2/25/01 Sabre delivered a formal request for a stockholders list to Travelocity 4/5/02 The tender offer expired at midnight. Sabre estimated 14,337,359 shares of Travelocity common stock, including guaranteed deliveries, were tendered. The tendered shares combined with the Travelocity stock already owned by Sabre represented approximately 96% of Travelocity's outstanding common stock, on an as-converted basis 2/28/02 GS expressed to Citigroup Sabre's willingness to continue discussing with the special committee the circumstances under which it would be prepared to recommend the proposed tender offer. However, based on the discussions at the February 27 meeting, Sabre did not believe that such discussions would be productive at that time 3/5/02 The tender offer was commenced at $23.00 4/11/02 Sabre announced the closing of the transaction by means of a short-form merger 2/18/02 Board of Directors of Sabre unanimously approved the Offer and the Merger and authorized Sabre management to send a letter that evening to the Board of Directors of Travelocity Case Study: Sabre Holdings (cont’d) 2002 Situation Overview 2/16/02 William J. Hannigan, Sabre's Chairman and CEO, made calls to Terrell B. Jones, Travelocity's President and CEO to inform him that a Sabre Board of Directors meeting was scheduled for 2/18/02 to consider a going private proposal whereby Sabre would make a cash tender offer to acquire all of the Travelocity shares not already owned by Sabre 2/19/02 Sabre Holdings (TSG) announced its proposal to purchase the 30% of Travelocity not currently owned for $23.00 per share in cash 2/27/02 The SC, with representatives of Citigroup, met with representatives of Travelocity and Goldman Sachs (GS) to describe their views of Travelocity's value. Citigroup expressed the belief that the value of the shares ranges from $30 to $55. The parties also discussed Sabre's intention to launch the proposed tender offer on or soon after March 5, 2002 3/4/02 A representative of GS received a letter from the SC declining Sabre's request to conduct due diligence in light of the unilateral nature of the proposed tender offer and the fact that there were no pending negotiations to reach a mutually acceptable price. Later that evening, the Travelocity board of directors met to receive the special committee's initial report regarding Sabre's proposed tender offer. At this meeting, representatives of Citigroup presented a report concluding that a $23.00 per share tender offer price was inadequate 4/8/02 Sabre announced the successful completion of its cash tender offer at $28.00 per share (an increase of 21.7% to the initial offer) for the outstanding shares of Travelocity common stock that Sabre did not own 3/18/02 Sabre increased the offer price to $28.00 per share 52 Select Case Studies

D. Additional SEC Reporting Considerations

Keys Filings Required Under SEC Tender Offer Rules Under the Securities Act of 1934, disclosure relating to a proposed Tender Offer must be set forth in a Schedule TO filed by the Bidder. The Target must respond to the Tender Offer by filing a Schedule 14D-9. Schedule TO Schedule 14D-9 Filing Party Bidder Target Description Sets forth key disclosure relating to the Tender Offer so that stockholders can make an informed decision Sets forth key disclosure relating to the Tender Offer and Target’s recommendation regarding whether stockholders should tender their shares Disclosure Required Target company information Identity and background of the Bidder Summary of the material terms of the Tender Offer Background of negotiations Description of any material agreements relating to the Tender Offer (e.g., voting agreements, compensation arrangements) Description of key relationships (if any) between Bidder and Target Related parties Potential conflicts Description of how the Tender Offer will be funded Target company information Summary of the material terms of the Tender Offer Background of negotiations Description of any material agreements relating to the Tender Offer (e.g., voting agreements, compensation arrangements) Description of key relationships (if any) between Bidder and Target Related parties Potential conflicts Recommendation regarding whether stockholders should tender their shares Reasons for the recommendation Summary of financial analysis and opinion of financial advisor(s) Copy of any fairness opinions issued by financial advisor(s) 53 Additional SEC Reporting Considerations

Going Private Rule (Rule 13e-3) Rule 13e-3 requires a higher level of disclosure in transactions where the interests of management or other controlling persons are, or may be, wholly or partially in conflict with those of public shareholders The rule does not require that independent directors evaluate or negotiate the transaction according to any specific guidelines However, if management and the Board do not take steps to ensure fair treatment of non-affiliates, the SEC disclosure may expose them to liability. Under rule 13e-3, an "Issuer Transaction Statement" must be filed, requiring the following disclosure: Fairness of the transaction to unaffiliated shareholders Material factors considered, role of the SC, is transaction structured to provide for majority of minority Description of reports, opinions, appraisals and certain negotiations Disclosure of any outside party report or Fairness Opinion, detail of analysis, including valuations, competing offers from third parties Applies only to cash transactions (exemption for exchange offers) In a negotiated merger, majority shareholders “piggyback” on work of SC to show fairness If Danfoss launches a process, Sauer-Danfoss will likely have to file a Schedule 13e-3 with the SEC which sets forth certain enhanced disclosure. 54 Additional SEC Reporting Considerations

E. Valuation Back-Up

2010 Tender Offer – Public Company Comparables

Draft

Lazard used in the following public company trading comparables to evaluate Danfoss' 2010 Tender Offer.

A Hydraulics Peers

- Eaton Corp.
- Parker-Hannifin Corp.

B Selected Customers

- AGCO Corp.
- Cargotec Oyj
- Caterpillar Inc.
- CNH Global N.V.
- Deere & Co.
- Doosan Infracore Co. Ltd.
- Haulotte Group S.A.
- Manitou BF S.A.
- Oshkosh Corp.
- Palfinger AG
- Terex Corp.
- Toro Co.

C Mid-Cap Industrials

- A.O. Smith Corp.
- Actuant Corp. Cl A
- Astec Industries Inc.
- Baldor Electric Co.
- CLARCOR Inc.
- Colfax Corp
- Crane Co.
- Franklin Electric Co. Inc.
- Graco Inc.
- Kaydon Corp.
- Lindsay Corp.
- Manitowoc Co.
- RBC Bearings Inc.
- Regal-Beloit Corp.
- Robbins & Myers Inc.

55 Valuation Back-Up

citi

2010 Tender Offer – Select Precedent Transactions Although precedent transactions are less relevant for valuation purposes given no change of control, below is a list of the precedents transactions Lazard used in its evaluation of the 2010 Tender Offer. Note: EBITDA adjusted to exclude one time charges. 56 Valuation Back-Up Date Firm Value FV / LTM FV / LTM Announced Acquiror Target ($ mm) Revenue EBITDA Jul-2008 Bosch Rexroth Hagglunds Drives $721.0 2.2x 9.3x Oct-2007 Argan Capital LLP Faster 196.0 2.4 9.0 Dec-2003 Parker-Hannifin Corp. Dennison Hydraulics 198.0 1.1 8.2 Jan-2000 Sauer-Sundstrand Danfoss Fluid Power 304.0 0.9 6.7 Jan-2000 Parker-Hannifin Corp. Commercial Intertech Corp. 473.0 0.9 7.4 Median - 1.1x 8.2x Mean - 1.5 8.1

Sauer-Danfoss – WACC Analysis 57 Valuation Back-Up WACC Analysis Assumptions & Notes Low High Cost of Equity Risk Free Rate (US 30yr Bonds) 2.8% 2.8% Source: Bloomberg - 23rd November 2012 Equity Market Risk Premium 5.0% 7.0% Based on latest Citi FSG guidance - as of September 2012 Asset Beta (1) 0.96 0.96 Based on peer group Relevered Equity Beta 1.01 1.01 Assumed Leverage 8.6% 8.6% Effective Marginal Tax Rate 40.0% 40.0% US Corporate Tax rate - From KPMG Corporate Tax Survey 2011 Adjusted Equity Market Risk Premium 5.1% 7.1% Cost of Equity 7.9% 9.9% Cost of Debt Risk Free Rate (US 10yr Bonds) 1.7% 1.7% Corporate Risk Premium (2) 6.4% 6.4% Cost of Debt (Pretax) 8.1% 8.1% Cost of Debt (After-tax) 4.8% 4.8% WACC 7.6% 9.5% (1) Based on the average of the comparable companies. Comparable companies include: Sun Hydraulics, Eaton, Parker-Hannifin, CNH Global, Komatsu, Caterpillar, Allison Transmission, Nidec, Nabtesco, Cummins, Bradken, Titan International, Twin Disc, Kayaba Industry and Zhejiang Kaishan. Regressed comps on the MSCI Global Index using a 5-year estimation period and weekly periodicity. (2) Difference between yield on current [ ] & US 5yr Bonds Source: Bloomberg, FactSet, company reports, KPMG's Corporate Tax Rate Survey 2011.

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In this regard, by accepting this presentation, you acknowledge that (a) we are not in the business of providing (and you are not relying on us for) legal, tax or accounting advice, (b) there may be legal, tax or accounting risks associated with any Transaction, (c) you should receive (and rely on) separate and qualified legal, tax and accounting advice and (d) you should apprise senior management in your organization as to such legal, tax and accounting advice (and any risks associated with any Transaction) and our disclaimer as to these matters. By acceptance of these materials, you and we hereby agree that from the commencement of discussions with respect to any Transaction, and notwithstanding any other provision in this presentation, we hereby confirm that no participant in any Transaction shall be limited from disclosing the U.S. tax treatment or U.S. tax structure of such Transaction. 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So as to reduce the potential for conflicts of interest, as well as to reduce any appearance of conflicts of interest, Citi has enacted policies and procedures designed to limit communications between its investment banking and research personnel to specifically prescribed circumstances. © 2012 Citigroup Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world. Citi believes that sustainability is good business practice. We work closely with our clients, peer financial institutions, NGOs and other partners to finance solutions to climate change, develop industry standards, reduce our own environmental footprint, and engage with stakeholders to advance shared learning and solutions. 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Citi works with its clients in greenhouse gas intensive industries to evaluate emerging risks from climate change and, where appropriate, to mitigate those risks. efficiency, renewable energy and mitigation

Preliminary Valuation Discussion Materials Strictly Private and Confidential November 26th, 2012 Citi Corporate and Investment Banking Draft

Summary Financial Projections Revenue EBITDA (% margin) EBIT (% margin) Free Cash Flow (1) ($ in millions) 2009-2015 CAGR: 11.7% 2010-2015 CAGR: 0.2% Source: Company filings, Company estimates, FactSet. Note: Forward projections assume 5.97 USD/DKK exchange rate. (1) Defined as EBITDA minus Capex and change in net working capital. $1,159 $1,641 $2,057 $1,892 $1,948 $2,102 $2,250 0 800 1,600 $2,400 2009A 2010A 2011A 2012E 2013E 2014E 2015E ($26) $349 $457 $394 $393 $426 $451 (2.2%) 20.8% 20.2% 20.3% 20.0% 21.2% 22.2% (250) 0 250 $500 2009A 2010A 2011A 2012E 2013E 2014E 2015E ($143) $251 $369 $312 $312 $342 $367 16.5% 16.0% 16.3% 16.3% (12.4%) 18.0% 15.3% (250) 0 250 $500 2009A 2010A 2011A 2012E 2013E 2014E 2015E ($234) $328 $403 $360 $208 $318 $331 (300) 0 300 $600 2009A 2010A 2011A 2012E 2013E 2014E 2015E

Sauer-Danfoss Multiples Analysis at Various Prices Source: Company filings, management projections. Note: LTM 2012 figures as of 3Q2012 and are from company filings. Prices as of 11/26/2012. Intraday high-low. Minority interest ownership of 24.4% (1) (3) (2) (2) Current Price Purchase Price Parker- Hannifin ($ in mm) $39.76 $48.00 $49.00 $50.00 $51.00 $52.00 $53.00 $54.00 $55.00 $56.00 $81.4 Premium to: Current $39.76 0.0% 20.7% 23.2% 25.8% 28.3% 30.8% 33.3% 35.8% 38.3% 40.8% 30-Day VWAP $39.45 0.8% 21.7% 24.2% 26.7% 29.3% 31.8% 34.3% 36.9% 39.4% 41.9% 180-Day VWAP $40.59 (2.1%) 18.2% 20.7% 23.2% 25.6% 28.1% 30.6% 33.0% 35.5% 38.0% 1 Year VWAP $42.18 (5.7%) 13.8% 16.2% 18.6% 20.9% 23.3% 25.7% 28.0% 30.4% 32.8% 52-Week Low $31.77 25.1% 51.1% 54.2% 57.4% 60.5% 63.7% 66.8% 70.0% 73.1% 76.3% 52-Week High $56.10 (29.1%) (14.4%) (12.7%) (10.9%) (9.1%) (7.3%) (5.5%) (3.7%) (2.0%) (0.2%) Top 20 Inst'l Shareholder Cost Basis $31.73 25.3% 51.3% 54.4% 57.6% 60.7% 63.9% 67.0% 70.2% 73.3% 76.5% Diluted Number of Shares (in mm) 48.521 48.521 48.521 48.521 48.521 48.521 48.521 48.521 48.521 48.521 152.620 Equity Value $1,929 $2,329 $2,378 $2,426 $2,475 $2,523 $2,572 $2,620 $2,669 $2,717 $12,148 Plus: Debt $179 $179 $179 $179 $179 $179 $179 $179 $179 $179 $1,776 Less: Cash (422) (422) (422) (422) (422) (422) (422) (422) (422) (422) (436) Plus: Minority Interest 102 102 102 102 102 102 102 102 102 102 11 Firm Value $1,788 $2,188 $2,237 $2,285 $2,334 $2,382 $2,431 $2,479 $2,528 $2,576 $13,499 Minority Ownership $471 $568 $580 $592 $604 $616 $627 $639 $651 $663 Revenues LTM 2012 $1,949 0.9x 1.1x 1.1x 1.2x 1.2x 1.2x 1.2x 1.3x 1.3x 1.3x 1.0x 2012E 1,892 0.9 1.2 1.2 1.2 1.2 1.3 1.3 1.3 1.3 1.4 1.0 2013E 1,948 0.9 1.1 1.1 1.2 1.2 1.2 1.2 1.3 1.3 1.3 1.0 EBITDA LTM 2012 $396 4.5x 5.5x 5.6x 5.8x 5.9x 6.0x 6.1x 6.3x 6.4x 6.5x 7.0x 2012E 394 4.5 5.6 5.7 5.8 5.9 6.0 6.2 6.3 6.4 6.5 7.0 2013E 393 4.5 5.6 5.7 5.8 5.9 6.1 6.2 6.3 6.4 6.6 6.5 Net Income LTM 2012 189 10.2x 12.3x 12.6x 12.8x 13.1x 13.3x 13.6x 13.8x 14.1x 14.4x 11.5x 2012E 208 9.3 11.2 11.4 11.7 11.9 12.1 12.4 12.6 12.8 13.1 11.7 2013E 206 9.4 11.3 11.5 11.8 12.0 12.2 12.5 12.7 12.9 13.2 11.8

Preliminary Sauer-Danfoss Valuation Overview Methodology Implied Price per Share Comments 52-Week High-Low(1) High established Feb. 21, 2012 Low established Nov. 25, 2011 Shareholder Cost Basis Cost basis for the top 20 institutional shareholders Weighted average cost basis of $31.73 Comparable Companies FV / 2013E EBITDA 5.0 – 6.5x 2013E EBITDA Precedent Squeeze-Outs Range of 25% to 45% 1 day premium to unaffected stock price Based on minority squeeze-out transactions over 01/01/99 – 11/19/12 with: Publicly traded U.S. target Transaction value greater than $100M At least 51% stake at announcement, 100% stake after All cash consideration Discounted Cash Flow WACC of 8.5 – 11.5% Terminal EBITDA Multiple of 5.0 – 7.0x 3 5 Current Price: $39.76 Source: Company financials, management estimates. Intraday high-low. Individual shareholder’s cost basis calculated based on weighted average accounting method. 4 2 1 (2) Average Cost Basis: $31.73 $31.77 $18.06 $43.50 $49.75 $45.25 $56.10 $46.64 $55.50 $57.75 $63.25 $10.00

Sauer-Danfoss – Preliminary Discounted Cash Flow Analysis Source: Company information. Note: Market data as of 26 November 2012. FX-Rate (USD/DKK) of 5.97 . Valuation date as of 31st December 2012 2013-2015 projections based on Company’s business plan Mid-point WACC of 10.0% based on WACC analysis EBITDA terminal multiple of 6.5x Assumes net debt of $(141)m (cash positive) and NOSH of 48.5m Assumptions Enterprise Value (USDm) Equity Value per Share (USD) Implied Perpetuity Growth Rate Offer Premium to Current Share Price Draft Terminal EBITDA Multiple Terminal EBITDA Multiple 2,638 5.00x 5.50x 6.00x 6.50x 7.00x 8.50% 2,213 2,390 2,566 2,743 2,920 9.25% 2,171 2,344 2,517 2,690 2,863 WACC 10.00% 2,129 2,299 2,468 2,638 2,807 10.75% 2,089 2,255 2,421 2,587 2,753 11.50% 2,050 2,212 2,375 2,538 2,701 Terminal EBITDA Multiple - 5.00x 5.50x 6.00x 6.50x 7.00x 8.50% 22.9% 32.1% 41.3% 50.5% 59.7% 9.25% 20.6% 29.7% 38.7% 47.7% 56.8% WACC 10.00% 18.5% 27.3% 36.2% 45.0% 53.9% 10.75% 16.4% 25.0% 33.7% 42.4% 51.0% 11.50% 14.3% 22.8% 31.3% 39.8% 48.3% (in USDm) 2013E 2014E 2015E Revenue 1,948 2,102 2,250 % growth 3.0% 7.9% 7.1% EBITDA 393 426 451 % margin 20.2% 20.3% 20.0% (-) Depreciation & Amortisation (81) (84) (84) % of sales 4.2% 4.0% 3.8% EBIT 312 342 367 % margin 16.0% 16.3% 16.3% (-) Normative Corp. Tax (91) (111) (122) Tax Rate 29.2% 32.4% 33.3% NOPAT 221 231 245 % margin 11.4% 11.0% 10.9% (+) Depreciation 81 84 84 (-) Change in Net Working Capital (125) (20) (22) % of change in sales 13.3% 15.1% (-) Capex (60) (88) (97) % of Sales 3.1% 4.2% 4.3% Free Cash Flows 117 207 209 Terminal Value 2,932 Discount Factor 0.91 0.83 0.75 Discounted Free Cash Flow 106 171 157 Discounted Terminal Value 2,203 Terminal EBITDA Multiple - 5.00x 5.50x 6.00x 6.50x 7.00x 8.50% 48.58 52.23 55.87 59.52 63.16 9.25% 47.70 51.27 54.84 58.41 61.98 WACC 10.00% 46.85 50.34 53.84 57.34 60.84 10.75% 46.01 49.44 52.87 56.30 59.72 11.50% 45.20 48.56 51.92 55.28 58.64 2.7% 5.00x 5.50x 6.00x 6.50x 7.00x 8.50% (0.7%) 0.1% 0.7% 1.3% 1.8% 9.25% (0.0%) 0.8% 1.4% 2.0% 2.5% WACC 10.00% 0.7% 1.4% 2.1% 2.7% 3.2% 10.75% 1.3% 2.1% 2.8% 3.4% 3.9% 11.50% 2.0% 2.8% 3.5% 4.1% 4.6%

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